                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF McDERMOTT, WILL & EMERY]

                                                               December 19, 1996

HealthFirst Medical Group, P.C.
10535 N.E. Glisan
Portland, Oregon 97220
Attn: President

The Corvallis Clinic, P.C.
444 N.W. Elks Drive
Corvallis, Oregon 97330
Attn: President

Medford Clinic, P.C.
555 Black Oak Drive
Medford, Oregon 95704
Attn: President

Dear Sirs:

    The purpose of this letter is to confirm that we have advised the boards of directors of HealthFirst Medical Group, P.C., The Corvallis Clinic, P.C. and Medford Clinic, P.C. that the amount of taxable income produced by a distribution of property by a corporation to its shareholders will, at the corporate and shareholder levels, be no more than the fair market value of the property distributed. Internal Revenue Code Sections 301(b), (c) and 311(b).

                                          Very truly yours,

                                          /s/ MCDERMOTT, WILL & EMERY
                                          --------------------------------------

                                            McDermott, Will & Emery